EXHIBIT  11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	8,444	$0.02	7,210	$(0.94)

Diluted
Average Shares Outstanding	8,444		7,210
Common Stock Equivalents	0		0

	8,444	$0.02	7,210	$(0.94)

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	7,850	$0.06	7,206	$(0.83)

Diluted
Average Shares Outstanding	7,850		7,206
Common Stock Equivalents	0		0

	7,850	$0.06	7,206	$(0.83)